Exhibit 3.1

FIRST AMENDMENT
TO
THE AMENDED AND RESTATED BY-LAWS
OF
HHGREGG, INC.
(an Indiana corporation)

The Amended and Restated By-laws of hhgregg, Inc., an Indiana corporation (the “Corporation”), are hereby amended as follows:

1.	Article III, Section 3.1(b) shall be deleted in its entirety and replaced with the following:

“(b) The number of Directors constituting the full Board of Directors shall be as determined by the Board of Directors from time to time, with a minimum of one and a maximum of five directors. Members of the Board of Directors shall hold office until the annual meeting of shareholders at which their respective successors are elected and qualified or until their earlier death, incapacity, resignation, or removal. Except as the IBCL or the Company’s Articles may otherwise require, in the interim between annual meetings of shareholders or special meetings of shareholders called for the election of Directors and/or for the removal of one or more Directors and for the filling of any vacancy in that connection, any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may only be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum, or by the sole remaining Director.

This First Amendment to the Second Amended and Restated By-laws shall be deemed to be effective and the Second Amended and Restated By-laws shall be deemed to have been amended as of April 10, 2017. Except as provided herein, the Second Amended and Restated By-Laws shall continue in full force and effect.

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CERTIFICATE OF SECRETARY

I, the undersigned, do hereby certify:

(1)    That I am the duly elected and acting Secretary of hhgregg, Inc., an Indiana corporation (the “Corporation”); and

(2)     That the foregoing First Amendment to the Second Amended and Restated By-laws, comprising one page, was duly adopted by the Board of Directors of the Corporation on the 10th day of April, 2017.

IN WITNESS THEREOF, I have hereunto subscribed my name this 10th day of April, 2017.

HHGREGG, INC.

By: _/s/ Candace Bankovich________________
Name: Candace Bankovich
Title: Secretary